EXHIBIT 99.1

IMAGE ENTERTAINMENT, INC. STOCKHOLDERS APPROVE MERGER AGREEMENT WITH RLJ ACQUISITION, INC.,
CLOSING OF MERGER EXPECTED BY EARLY OCTOBER

CHATSWORTH, CA//September 20, 2012//Theodore S. Green, Chairman and Chief Executive Officer of Image Entertainment, Inc. (OTCQB: DISK), announced today that the stockholders of Image Entertainment, Inc. (“Image”) approved all of the proposals related to the proposed business combination with RLJ Acquisition, Inc. (“RLJ”) presented at the special meeting of its stockholders held today.  Approximately 93% of the outstanding shares of common stock of Image were voted in favor of the proposal to adopt the Agreement and Plan of Merger, dated as of April 2, 2012, by and among RLJ and Image (the “Merger Agreement”) and related proposals.

Subject to the satisfaction (or waiver) of closing conditions contained in the Merger Agreement, Image expects the business combination with RLJ to close in early October 2012.  However, no assurance can be given that the business combination will close within that timeframe or at all.

Image’s filings and additional information about Image can be viewed at the SEC’s Internet site at http://www.sec.gov or http://www.image-entertainment.com or by directing a request to info@image-entertainment.com.

Forward-Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Investors are cautioned that such forward looking statements with respect to closing of the transactions contemplated by the Merger Agreement are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the Preferred Stock Purchase Agreement by and between RLJ and the holders of preferred stock of Image (the “Preferred Stock Purchase Agreement”) or the Stock Purchase Agreement relating to the purchase of the shares of stock of Acorn Media Group, Inc. (the "Stock Purchase Agreement"); (2) the outcome of any legal proceedings that may be instituted against RLJ, Image or others relating to the Merger Agreement, the Preferred Stock Purchase Agreement, the Stock Purchase Agreement and transactions contemplated therein; (3) the inability to complete the business combination due to the failure to satisfy the conditions to closing in the Merger Agreement, the Preferred Stock Purchase Agreement and the Stock Purchase Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Merger Agreement, the Preferred Stock Purchase Agreement and the Stock Purchase Agreement; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;(6) changes in applicable laws or regulations; and (7) other risks and uncertainties indicated from time to time in filings with the SEC by RLJ, RLJ Entertainment, Inc. (“RLJ Entertainment”) or Image.

Readers are referred to the most recent reports filed with the SEC by RLJ, RLJ Entertainment and Image. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About Image Entertainment - Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,700 exclusive DVD titles and approximately 350 exclusive CD titles in domestic release and more than 450 programs internationally via sublicense agreements. For many of its titles, Image Entertainment has exclusive audio and broadcast rights, as well as digital download rights to approximately 2,200 video programs and approximately 500 audio titles containing more than 6,000 individual tracks. Image Entertainment is headquartered in Chatsworth, California. For more information about Image Entertainment, please go to www.image-entertainment.com.

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